Exhibit 23




The Board of Directors
CPB Inc.:

We consent to incorporation by reference in the registration statements No. 33-11462 on Form S-8 of CPB Inc. of our report dated February 23, 1996, relating to the consolidated balance sheets of CPB Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity, and cash flow for each of the years in the three-year period ended December 31, 1995, which report is contained in the December 31, 1995 annual report on Form 10-K of CPB Inc.


/s/ KPMG Peat Marwick LLP
Honolulu, Hawaii
March 28, 1996